Explanatory note: This free writing prospectus is being filed for the sole purpose of correcting typographical errors in the previously filed free writing prospectus dated October 9, 2008.

Filed Pursuant to Rule 433

Registration No. 333-145104

International Business Machines Corporation

Pricing Term Sheet
October 9, 2008

6.500% Notes due 2013
7.625% Notes due 2018
8.000% Notes due 2038

Issuer:	International Business Machines Corporation
Ratings:	A1/A+/A+ (Moody’s/S&P/Fitch)
Format:	SEC Registered
Ranking:	Senior
Trade Date:	October 9, 2008
Settlement Date:	(T+3); October 15, 2008
Net Proceeds:	$3,960,116,000
Bookrunners:	Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA)
LLC, Deutsche Bank Securities Inc.
Co-Managers:	BNP Paribas Securities Corp., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC
Title:	2013 Notes	2018 Notes	2038 Notes
Size:	US$1,400,000,000	US$1,600,000,000	US$1,000,000,000
Maturity:	October 15, 2013	October 15, 2018	October 15, 2038
Interest Payment Dates:	April 15 and October 15	April 15 and October 15	April 15 and October 15
First Payment Date:	April 15, 2009	April 15, 2009	April 15, 2009
Coupon:	6.500%	7.625%	8.000%
Price to Public:	99.647%	99.628%	98.891%
Underwriting Discount:	0.25%	0.40%	0.80%
Price to Issuer:	99.397%	99.228%	98.091%
Spread to Benchmark Treasury	+387.5 bps	+387.5 bps	+400 bps
Yield to Maturity:	6.584%	7.679%	8.099%
Make-Whole Call:	T+50 bps	T+50 bps	T+50 bps
CUSIP:	459200 GN5	459200 GM7	459200 GL9
ISIN:	US459200GN52	US459200GM79	US459200GL96

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322, Barclays Capital Inc. at 1-888-227-2775, Ext. 2663, Credit Suisse Securities (USA) LLC at 1-800-221-1037 or Deutsche Bank Securities Inc. at 1-800-503-4611.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on October 9, 2008 relating to their Prospectus dated August 3, 2007.